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                                                                    EXHIBIT 99.1

                            [Moss Adams Letterhead]

June 1, 1998

Securities and Exchange Commission
Washington, DC 20549

        We have acted as independent auditors for the financial statements prepared by Westower Corporation (the "Company") and its subsidiaries. We were unable to complete our audit and release our independent auditor's report as to the Company's financial statements for the fiscal year ending February 28, 1998 until May 29, 1998 because of difficulties we encountered in obtaining requested information from the Company on a timely basis.


                                        /s/ Bryan Cartwright
                                        ---------------------------------
                                        B. Bryan Cartwright, Partner

                                        for MOSS ADAMS LLP